Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces First Quarter 2013 Results

Honolulu, Hawaii, May 1, 2013 - Territorial Bancorp Inc., (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.6 million or $0.37 per basic and $0.36 per diluted share for the three months ended March 31, 2013, compared to $3.5 million or $0.35 per basic and $0.34 per diluted share for the three months ended March 31, 2012. The increase in earnings for the first quarter was primarily due to an increase in gain on sale of investment securities and higher mortgage loan production which increased interest income and generated greater gains on sales of loans. The Company also announced that the Board of Directors increased its quarterly cash dividend to $0.13 per share. The dividend is expected to be paid on May 29, 2013 to stockholders of record as of May 15, 2013.

Allan Kitagawa, Chairman and Chief Executive Officer, said “Hawaii’s economy has improved over the past year. The growth in the visitor industry and the start of new construction projects has kept the state’s unemployment rate low. We face challenges in 2013 related to the impact sequestration could have on Hawaii’s economy. We have seen good growth in our loan portfolio during the first quarter. Our emphasis is on producing mortgage loans with good credit quality and increasing the size of our loan portfolio. We continue to strive for improved shareholder returns through our stock repurchase program and payment of dividends. I am pleased to announce that because of our strong performance we will be increasing our quarterly dividend from $0.12 to $0.13 per share.”

Interest Income

For the three months ended March 31, 2013 and 2012, net interest income was $12.2 million and $13.1 million, respectively. The decrease in net interest income was due to a $1.7 million decrease in interest and dividend income which was partially offset by an $878,000 decrease in interest expense. Total interest and dividend income was $13.9 million for the three months ended March 31, 2013 compared to $15.6 million for the three months ended March 31, 2012. The decrease in interest and dividend income occurred primarily due to a decline in interest earned on investment securities which totaled $4.6 million for the three months ended March 31, 2013 compared to $6.5 million for the three months ended March 31, 2012. This decrease resulted from repayments on higher yielding mortgage-backed securities and the addition of securities with lower yields to the investment portfolio. This decrease was offset by an increase of $215,000 in interest earned on loans and other investments which occurred primarily due to the growth in the mortgage loan portfolio.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.7 million for the three months ended March 31, 2013 compared to $2.6 million for the three months ended March 31, 2012. The decrease in interest expense was primarily due to a $450,000 reduction of interest expense on deposits and a $427,000 reduction of interest expense on securities sold under agreements to repurchase. Provision for loan losses decreased to $18,000 for the three months ended March 31, 2013 compared to $84,000 for the three months ended March 31, 2012.

Noninterest Income

Noninterest income was $2.4 million for the three months ended March 31, 2013 compared to $1.4 million for the three months ended March 31, 2012. The increase in noninterest income was primarily due to a $760,000 increase in gain on sale of investment securities and a $204,000 increase in gain on sale of loans.

Noninterest Expense

Noninterest expense increased to $8.7 million for the three months ended March 31, 2013 as compared to $8.6 million for the three months ended March 31, 2012. The increase in noninterest expense was primarily due to higher salary and employee benefit expense and equipment expense, but was offset by reductions in occupancy and other general and administrative expenses.

Assets and Equity

Total assets decreased to $1.566 billion at March 31, 2013 from $1.575 billion at December 31, 2012. Cash and cash equivalents decreased to $153.1 million at March 31, 2013 from $182.8 million at December 31, 2012. Investment securities held to maturity increased to $555.7 million as of March 31, 2013 from $554.7 million at December 31, 2012 as new securities purchased exceeded the amount of repayments and sales. Loans receivable grew to $793.7 million at March 31, 2013 from $774.9 million at December 31, 2012 due to an increase in residential mortgage loan originations. The growth in loans receivable was funded by cash and cash equivalents. Deposits decreased to $1.237 billion at March 31, 2013 from $1.238 billion at December 31, 2012. Total stockholders’ equity decreased to $218.9 million at March 31, 2013 from $219.0 million at December 31, 2012. The slight decrease in stockholders’ equity was primarily due to the cost of shares repurchased under the Company’s stock buyback program and dividend payments. The Board of Directors has authorized three stock buyback programs to date. Through March 31, 2013, the Company has repurchased 1,835,331 shares, compared to 1,684,171 shares as of December 31, 2012.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $2.2 million (8 loans) at March 31, 2013, compared to $2.0 million (8 loans) at December 31, 2012. Non-performing assets totaled $5.1 million at March 31, 2013 compared to $4.4 million at December 31, 2012. The ratio of non-performing assets to total assets of 0.33% at March 31, 2013 remains one of the lowest in the country. The allowance for loan losses at March 31, 2013 was $1.7 million and represented 0.21% of total loans. At December 31, 2012, the allowance for loan losses was $1.7 million and represented 0.22% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 27 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/2013	3/31/2012
Interest and dividend income:
Investment securities	$4,554	$6,516
Loans	9,230	9,029
Other investments	98	84

Total interest and dividend income	13,882	15,629

Interest expense:
Deposits	1,120	1,570
Advances from the Federal Home Loan Bank	103	104
Securities sold under agreements to repurchase	477	904

Total interest expense	1,700	2,578

Net interest income	12,182	13,051

Provision for loan losses	18	84

Net interest income after provision for loan losses	12,164	12,967

Noninterest income:
Service fees on loan and deposit accounts	501	550
Income on bank-owned life insurance	221	233
Gain on sale of investment securities	888	128
Gain on sale of loans	645	441
Other	105	90

Total noninterest income	2,360	1,442

Noninterest expense:
Salaries and employee benefits	5,352	5,173
Occupancy	1,251	1,324
Equipment	872	812
Federal deposit insurance premiums	190	190
Other general and administrative expenses	1,051	1,139

Total noninterest expense	8,716	8,638

Income before income taxes	5,808	5,771

Income taxes	2,167	2,231

Net income	$3,641	$3,540

Basic earnings per share	$0.37	$0.35
Diluted earnings per share	$0.36	$0.34
Cash dividends declared per common share	$0.12	$0.10
Basic weighted-average shares outstanding	9,917,359	10,192,115
Diluted weighted-average shares outstanding	10,117,034	10,444,539

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

Assets	3/31/2013	12/31/2012
Cash and cash equivalents	$153,120	$182,818
Investment securities held to maturity, at amortized cost (fair value of $577,197 and $584,125 at March 31, 2013 and December 31, 2012, respectively)	555,653	554,673
Federal Home Loan Bank stock, at cost	12,018	12,128
Loans held for sale	2,771	2,220
Loans receivable, net	793,749	774,876
Accrued interest receivable	4,410	4,367
Premises and equipment, net	4,872	5,056
Real estate owned	—	—
Bank-owned life insurance	31,398	31,177
Deferred income taxes receivable	3,656	3,580
Prepaid expenses and other assets	3,877	3,732

Total assets	$1,565,524	$1,574,627

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,237,234	$1,237,847
Advances from the Federal Home Loan Bank	20,000	20,000
Securities sold under agreements to repurchase	65,000	70,000
Accounts payable and accrued expenses	20,970	23,017
Current income taxes payable	934	1,152
Advance payments by borrowers for taxes and insurance	2,448	3,639

Total liabilities	1,346,586	1,355,655

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 10,655,088 and 10,806,248 shares at March 31, 2013 and December 31, 2012, respectively	107	108
Additional paid-in capital	91,029	93,616
Unearned ESOP shares	(7,707)	(7,829)
Retained earnings	139,812	137,410
Accumulated other comprehensive loss	(4,303)	(4,333)

Total stockholders’ equity	218,938	218,972

Total liabilities and stockholders’ equity	$1,565,524	$1,574,627

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

March 31, 2013

	Three Months Ended March 31,
	2013	2012
Performance Ratios (annualized):
Return on average assets	0.93%	0.91%
Return on average equity	6.64%	6.53%
Net interest margin on average interest earning assets	3.22%	3.47%

	At March 31, 2013	At December 31, 2012
Selected Balance Sheet Data:
Book value per share (1)	$20.55	$20.26
Stockholders’ equity to total assets	13.98%	13.91%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days or more past due and not accruing (2)	$2,168	$2,044
Non-performing assets (2)	5,102	4,406
Allowance for loan losses	1,667	1,672
Non-performing assets to total assets	0.33%	0.28%
Allowance for loan losses to total loans	0.21%	0.22%
Allowance for loan losses to non-performing assets	32.67%	37.95%

Note:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding
(2)	Amounts are net of charge-offs